Exhibit 99.1

For Immediate Release:  April 28, 2006

Contact :

Ronnie Lyon
Phone:	903-813-0377
Email:	rlyon1@airmail.net

PUC Approves Acquisition of Cap Rock Energy

MIDLAND, Texas - Cap Rock Energy Corporation (AMEX: RKE) today announced that the Public Utility Commission of Texas (PUC) voted unanimously to approve the acquisition of the Company by Cap Rock Holding Corporation, an affiliate of Lindsay Goldberg & Bessemer L.P.

The transaction was approved by Cap Rock Energy’s shareholders on March 10, 2006. The Company previously received approval of the transaction from the Federal Energy Regulatory Commission.

“This transaction represents a new era for our Company. It is good for our customers, our employees and the communities we live in and serve, and it delivers a substantial premium to our shareholders,” said Will West, President and CEO of Cap Rock Energy. “We believe this transaction will provide the financial support the Company needs to grow and prosper in the future and we look forward to closing this transaction in the very near future.”  At a hearing before the PUC Commissioners on April 19, 2006, in comments directed to a representative of Lindsay Goldberg & Bessemer, PUC Commissioner Barry Smitherman stated, “I’m excited that you’re bringing capital to our state. I understand your firm has a good reputation. I think it’s going to be beneficial.”

Once the transaction closes, Cap Rock Energy, which is currently listed on the American Stock Exchange, will no longer be publicly traded. In February 2002, its stock was first issued to the public. Cap Rock and its predecessor have provided electric distribution services to customers in Texas since 1939.

The Company provides electric distribution services to over 35,000 meters in 28 counties in Texas. Its corporate office is located in Midland, Texas.

All statements, other than statements of historical fact included in this news release, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risks and uncertainties and actual results, performance or achievements of the Company may be different from those express or implied in the forward-looking statements. On November 4, 2005, Cap Rock Energy entered into an agreement and plan of share exchange with Cap Rock Holding Corporation. Subject to the terms and conditions set forth in the agreement, Cap Rock Holding Corporation will acquire all the outstanding shares of Cap Rock Energy common stock for $21.75 per share. For more information, please see Cap Rock Energy’s public filings with the Securities and Exchange Commission, which are publicly available at www.sec.gov.